Exhibit 10.10

MERGER OF THE
PETRECO INTERNATIONAL, INC.
401(k) PROFIT SHARING PLAN
WITH AND INTO THE
COOPER CAMERON CORPORATION
RETIREMENT SAVINGS PLAN

     WHEREAS, Cooper Cameron Corporation (the “Company”) sponsors the Cooper Cameron Corporation Retirement Savings Plan (the “Cooper Cameron Plan”) and the Petreco International, Inc. 401(k) Profit Sharing Plan (the “Petreco Plan”); and

     WHEREAS, the Company desires that the Petreco Plan be merged with and into the Cooper Cameron Plan, effective as of January 1, 2005;

     NOW, THEREFORE, effective as of January 1, 2005 (the “Plan Merger Date”), in consideration of the foregoing and notwithstanding any provisions of the Petreco Plan and the Cooper Cameron Plan to the contrary, the Petreco Plan shall be merged with and into the Cooper Cameron Plan as follows:

     1. The Petreco Plan is hereby amended, restated, and merged with and into the Cooper Cameron Plan, with the result that the provisions of the Cooper Cameron Plan, as modified herein, replace in their entirety the provisions of the Petreco Plan. Any provisions of the Cooper Cameron Plan required to have an earlier effective date by applicable statute and/or regulation shall be effective as of the required effective date in such statute and/or regulation and shall apply, as of such required effective date, to the Petreco Plan as if included therein.

     2. Each Participant of the Petreco Plan as of the Plan Merger Date (“Petreco Participant”), shall become a Member of the Cooper Cameron Plan as of such date (if such Petreco Participant is not already a Member of the Cooper Cameron Plan as of such date).

     3. The trustee of the Petreco Plan shall be directed to transfer the assets of the Petreco Savings Plan to the trustee of the Cooper Cameron Plan as soon as administratively feasible after the Plan Merger Date. All assets shall be transferred in cash, except that outstanding loans from the Petreco Plan to Petreco Participants shall be transferred in kind. In order to ensure an orderly transition with respect to the transferred assets of the Petreco Plan, the Plan Administrator may, in its discretion, temporarily prohibit or restrict withdrawals, loans, execution of, change to, or revocation of a compensation deferral election, change of investment designation of plan account balances, or transfer of amounts in accounts from one investment fund to another investment fund, or other activity as the Plan Administrator deems appropriate; provided that any such temporary cessation or restriction of such activity shall be in compliance with applicable law. Amounts transferred shall initially be invested in such investment fund or funds available under the Cooper Cameron Plan as determined by the Plan Administrator in its discretion; provided, however, that as soon as administratively feasible following the Plan Merger Date, amounts attributable to accounts of Petreco Participants who are actively participating in the Cooper Cameron Plan as of the Plan Merger Date shall be invested in accordance with the respective investment designations on each such Petreco Participant as in effect on the date such investment is made. Such transferred amounts shall remain invested in such fund or funds until the Petreco Participants make new investment designations with respect to such amounts in accordance with the provisions of the Cooper Cameron Plan as in effect on the date of such investment designations.

     4. Amounts credited to Petreco Participants’ accounts under the Petreco Plan shall be credited to corresponding accounts under the Cooper Cameron Plan as follows:

(i)	Amounts, if any, credited to a Petreco Participant’s “Elective Deferrals” subaccount under his “Participant Account” under the Petreco Plan shall be credited to such participant’s “Basic Account” under the Cooper Cameron Plan;

(ii)	Amounts, if any, credited to a Petreco Participant’s “Matching Contributions” subaccount under his “Participant Account” under the Petreco Plan shall be credited to such participant’s “Matching Account” under the Cooper Cameron Plan;

(iii)	Amounts, if any, credited to a Petreco Participant’s “Discretionary Contributions” subaccount under his “Participant Account” under the Petreco Plan shall be credited to such participant’s “Profit Sharing Account” under the Cooper Cameron Plan;

(iv)	Amounts, if any, credited to a Petreco Participant’s “Rollover Contributions” subaccount under his “Participant Account” under the Petreco Plan shall be credited to such participant’s “Rollover/Transfer Account” under the Cooper Cameron Plan; and

(v)	Amounts, if any, credited to a Petreco Participant’s “Transfer Contributions” subaccount under his “Participant Account” under the Petreco Plan shall be credited to such participant’s “Rollover/Transfer Account” under the Cooper Cameron Plan.

Subaccounts shall be created under the respective Cooper Cameron Plan accounts for the transferred amounts and earnings thereon (the “Grandfathered Subaccounts”) in order to preserve optional forms of benefit and rights in accordance with Paragraphs 7 and 9.

     5. Notwithstanding anything to the contrary in Section 7.5(d) of the Cooper Cameron Plan, for purposes of determining the Vesting Service under the Cooper Cameron Plan of a Petreco Participant, (i) such Petreco Participant shall be credited with Vesting Service on the date he becomes a Member of the Cooper Cameron Plan with all Years of Service, if any, credited to him for vesting purposes under the Petreco Plan as of December 31, 2004, (ii) for the period beginning and ending on January 1, 2005 (the “Computation Period”), such Petreco Participant shall receive credit equal to the greater of (1) the period of service that would be credited under the Cooper Cameron Plan for vesting purposes for such employee’s service during the Computation Period and (2) the service taken into account for the 2005 Plan Year as of January 1, 2005, under the method provided in the Petreco Plan for computing Years of Service for vesting purposes, and (iii) for the period from and after January 2, 2005, such Petreco Participant shall receive credit based solely upon the provisions of the Cooper Cameron Plan for crediting Vesting Service; provided, however, that if, as of the Plan Merger Date, the Vesting Service credited to a Petreco Participant pursuant to Section 7.5(d) of the Cooper Cameron Plan plus the Vesting Service that was credited to him for the period March 21 through December 31, 2004 under the terms of the Cooper Cameron Plan (or would have been so credited, had he been a Member of the Cooper Cameron Plan during such period) is greater than the Vesting Service credited to a Petreco Participant under clause (i) above, then such measure of such Petreco Plan Participant’s Vesting Service shall be substituted in the place of the Vesting Service that would otherwise be credited under clause (i) above.

     6. For purposes of determining the Participation Service under the Cooper Cameron Plan of a Petreco Participant who is a Part Time Employee or a Temporary Employee, a Petreco Participant will be credited with Participation Service under the provisions of Section 2.1(c) of the Cooper Cameron Plan as if Petreco International, Inc. (“Petreco”) and its Affiliates were participating Employers under the Cooper Cameron Plan during the period of such Petreco Participant’s employment with Petreco and its Affiliates.

     7. Notwithstanding anything to the contrary in the Cooper Cameron Plan, each Petreco Participants who was employed by Petreco International, Inc. or a member of its controlled group on January 1, 2002 shall have a 100% fully vested and nonforfeitable interest in his Profit Sharing Account under the Cooper Cameron Plan.

     8. Immediately after the merger and transfer of assets described in Paragraphs 1 and 3 above, each Petreco Participant who becomes or continues to be a Member of the Cooper Cameron Plan shall, in the event the Cooper Cameron Plan is then terminated, be entitled to a benefit which is equal to or greater than the benefit to which such participant would have been entitled under the Petreco Plan and, if applicable, the Cooper Cameron Plan immediately prior to such transfer if the Petreco Plan and, if applicable, the Cooper Cameron Plan had then been terminated. The provisions of the preceding sentence shall be construed under applicable federal regulations pursuant to Section 208 of the Employee Retirement Income Security Act of 1974 and Section 414(l) of the Internal Revenue Code of 1986, as amended (the “Code”).

     9. With respect to the Grandfathered Subaccounts of Petreco Participants, the Cooper Cameron Plan shall preserve all optional forms of benefit and rights required to be preserved pursuant to Section 411(d)(6) of the Code, and any Treasury regulations issued thereunder, as amended from time to time, including, but not limited to, the optional forms of benefit and rights described on Appendix A hereto.

     10. The loan procedures available to Members under Article IX of the Cooper Cameron Plan, shall be applicable to a Petreco Participant’s vested interest in his Separate Accounts under the Cooper Cameron Plan; provided, however, that any loan made to a Petreco Participant under the Petreco Plan before the Plan Merger Date shall be administered by the Plan Administrator in accordance with Section 12.9 of the Petreco Plan and the loan policy adopted pursuant thereto.

     11. The beneficiary designations of each Petreco Participant in effect under the Petreco Plan on the Plan Merger Date shall remain in effect under the Cooper Cameron Plan unless and until such participant executes a new beneficiary designation in accordance with the provisions of the Cooper Cameron Plan; provided, however, that all Account balances in the Cooper Cameron Plan from and after the Plan Merger Date (including amounts transferred from the Petreco Plan) shall be subject to any beneficiary designation executed by a Petreco Participant who was also a Member of the Cooper Cameron Plan prior to the Plan Merger Date, regardless of whether such beneficiary designation was executed before the Plan Merger Date, unless and until such time as such Petreco Participant executes a new beneficiary designation form under the Cooper Cameron Plan; and provided further, however, that if the preceding proviso applies to a Petreco Participant, any beneficiary designation executed by such Participant under the Petreco Plan prior to the Plan Merger Date shall become null and void as of the Plan Merger Date.

     12. To the extent any forfeitures of Matching Employer Contributions or Discretionary Employer Contributions under the Petreco Plan exist as of the Plan Merger Date, such forfeitures shall be applied to offset Employer contribution obligations for Petreco Participants under the Cooper Cameron Plan.

     13. Each capitalized term used in this instrument shall have the meaning ascribed to such term under the Petreco Plan or the Cooper Cameron Plan, as applicable, unless otherwise defined herein.

     14. Except to the extent required under applicable law, the benefits and rights of any Petreco Participant who terminates employment prior to the Plan Merger Date shall be governed by the terms and provisions of the Petreco Plan as in effect on the date of such termination of employment.

     15. As to affected individuals, the Cooper Cameron Plan is hereby amended to reflect and incorporate the provisions of this instrument. Any provision of the Petreco Plan or the Cooper Cameron Plan which is inconsistent with any provision of this instrument shall be considered to be and hereby is amended by this instrument.

     EXECUTED this 20th day of January, 2005, effective for all purposes as provided above.

COOPER CAMERON CORPORATION
/s/ Jane Schmitt
By:____________________________________________
Title:	Jane Schmitt
Name:	VP, Human Resources

APPENDIX A
to
MERGER OF THE
PETRECO INTERNATIONAL, INC.
401(k) PROFIT SHARING PLAN
WITH AND INTO THE
COOPER CAMERON CORPORATION
RETIREMENT SAVINGS PLAN

This Appendix A shall apply to the Grandfathered Subaccounts of Petreco Participants in lieu of certain otherwise applicable provisions of the Cooper Cameron Plan. To the extent the provisions of this Appendix A conflict with other provisions of the Cooper Cameron Plan, this Appendix A shall control with respect to the Grandfathered Subaccounts of Petreco Participants.

     1. Rollover and Transfer Account Withdrawals. In addition to the withdrawal rights contained in Article VIII of the Cooper Cameron Plan, Petreco Participants may withdraw all or any part of their Grandfathered Subaccounts (to the extent vested) under their Rollover/Transfer Accounts under the Cooper Cameron Plan at any time.

A-1